EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                 RC2 CORPORATION

                             RBVD ACQUISITION CORP.

                                       AND

                              THE FIRST YEARS INC.

                            DATED AS OF JUNE 4, 2004

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                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I     THE MERGER.......................................................2
       1.1    The Merger.......................................................2
       1.2    Articles of Organization and By-Laws.............................2
       1.3    Effective Time...................................................2
       1.4    Closing..........................................................2
       1.5    Directors and Officers...........................................3

ARTICLE II    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                CONSTITUENT CORPORATIONS.......................................3
       2.1    Effect on Capital Stock..........................................3
       2.2    Company Stock Options and Related Matters........................3

ARTICLE III   PAYMENT FOR SHARES...............................................4
       3.1    Payment for Shares of Company Common Stock.......................4

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO............6
       4.1    Organization.....................................................6
       4.2    Authorization; Validity of Agreement; Necessary Action...........6
       4.3    Consents and Approvals; No Violations............................7
       4.4    Required Financing...............................................7
       4.5    Takeover Laws....................................................7
       4.6    Formation and Ownership of MergerCo; No Prior Activities.........8
       4.7    Financial Condition of Parent....................................8
       4.8    Brokers..........................................................8
       4.9    Litigation.......................................................8

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................9
       5.1    Existence; Good Standing; Authority; Compliance with Law.........9
       5.2    Authorization, Validity and Effect of Agreements................10
       5.3    Capitalization..................................................10
       5.4    Subsidiaries....................................................11
       5.5    Other Interests.................................................12
       5.6    Consents and Approvals; No Violations...........................12
       5.7    SEC Reports.....................................................12
       5.8    Litigation......................................................13
       5.9    Absence of Certain Changes......................................13
       5.10   Taxes...........................................................14
       5.11   Properties......................................................14
       5.12   Intellectual Property...........................................16
       5.13   Environmental Matters...........................................16
       5.14   Employee Benefit Plans..........................................17
       5.15   Labor Matters...................................................18
       5.16   No Brokers......................................................18


                                       (i)
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       5.17   Opinion of Financial Advisor....................................18
       5.18   Vote Required...................................................18
       5.19   Material Contracts..............................................18
       5.20   Insurance.......................................................19
       5.21   No Other Representations or Warranties..........................19
       5.22   Definition of the Company's Knowledge...........................19

ARTICLE VI    CONDUCT OF BUSINESS PENDING THE MERGER..........................19
       6.1    Conduct of Business by the Company..............................19

ARTICLE VII   ADDITIONAL AGREEMENTS...........................................21
       7.1    Stockholders Meeting............................................21
       7.2    Other Filings...................................................23
       7.3    Additional Agreements...........................................23
       7.4    Fees and Expenses...............................................24
       7.5    No Solicitations................................................24
       7.6    Officers' and Directors' Indemnification........................25
       7.7    Access to Information; Confidentiality..........................27
       7.8    Public Announcements............................................27
       7.9    Employee Benefit Arrangements...................................28
       7.10   Required Financing..............................................29

ARTICLE VIII  CONDITIONS TO THE MERGER........................................29
       8.1    Conditions to the Obligations of Each Party to Effect
                the Merger....................................................29
       8.2    Additional Conditions to Obligations of Parent and MergerCo.....30
       8.3    Additional Conditions to Obligations of the Company.............31

ARTICLE IX    TERMINATION, AMENDMENT AND WAIVER...............................31
       9.1    Termination.....................................................31
       9.2    Effect of Termination...........................................33
       9.3    Amendment.......................................................34
       9.4    Extension; Waiver...............................................34

ARTICLE X     GENERAL PROVISIONS..............................................34
       10.1   Notices.........................................................34
       10.2   Certain Definitions.............................................35
       10.3   Terms Defined Elsewhere.........................................38
       10.4   Interpretation..................................................41
       10.5   Non-Survival of Representations, Warranties, Covenants
                and Agreements................................................41
       10.6   Miscellaneous...................................................41
       10.7   Assignment......................................................41
       10.8   Severability....................................................41
       10.9   Choice of Law/Consent to Jurisdiction...........................41
       10.10  Gender Neutral..................................................42
       10.11  No Agreement Until Executed.....................................42


                                      (ii)
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                              EXHIBIT AND SCHEDULES

                                     Exhibit
                                     -------

Exhibit A      Form of Voting Agreement

                           Parent Disclosure Schedule
                           --------------------------

Section        Title
-------        -----
4.2            Necessary Action
4.3            Consents

                           Company Disclosure Schedule
                           ---------------------------

Section        Title
-------        -----
2.2(a)         Company Stock Option Plans
5.1(a)         Organization and Good Standing
5.1(c)         Compliance with Law
5.3(c)         Stock Options
5.3(d)         Restricted Stock Awards
5.3(e)         Voting Rights/Restrictions on Transfer
5.4            Subsidiaries
5.5            Other Interests
5.6            Consents
5.7(b)         Undisclosed Liabilities
5.8            Litigation
5.9            Absence of Changes
5.10           Taxes
5.11(a)        Properties
5.11(b)        Property Restrictions
5.11(c)        Encumbrances
5.12           Intellectual Property
5.13           Environmental Matters
5.14(a)        Employee Benefit Plans
5.14(d)        Section 280G
5.19           Material Contracts
5.22           Definition of the Company's Knowledge
6.1            Conduct of Business Pending the Merger
7.3            Additional Agreements
7.6(b)         Indemnification Agreements
7.9            Employee Benefit Arrangements
8.2(c)         Consents of Third Parties
10.2           Company Actions

                                 Other Schedule
                                 --------------

Section        Title
-------        -----
8.1(c)         Other Filings


                                      (iii)
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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 4, 2004, is made by and among RC2 Corporation, a Delaware corporation ("Parent"), RBVD Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent ("MergerCo"), and The First Years Inc., a Massachusetts corporation (the "Company").

                                  RECITALS

      WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into the Company (the "Merger") on the terms and conditions set forth in this Agreement and in accordance with the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL"), and after July 1, 2004, the Massachusetts Business Corporation Act (the "MBCA");

      WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously adopted and approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of the Company's stockholders;

      WHEREAS, the respective Boards of Directors of Parent and MergerCo have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interest of their respective stockholders, and Parent has approved this Agreement as the sole stockholder of MergerCo;

      WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, certain stockholders of the Company (the "Voting Agreement Stockholders") are simultaneously herewith entering into voting agreements with Parent in the form attached hereto as Exhibit A (collectively, the "Voting Agreements"), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote his shares of common stock, par value $0.10 per share, of the Company ("Company Common Stock," which term, as the context requires, shall be deemed to include the rights (the "Rights") issued under the terms of the Company Rights Agreement), in favor of this Agreement, upon the terms and subject to the conditions set forth in the Voting Agreement; and

      WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, Parent, MergerCo and the Company hereby agree as follows:


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                                    ARTICLE I

                                   THE MERGER

      1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Massachusetts, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the MBCL, and after July 1, 2004, the MBCA. The purpose of the Surviving Corporation shall be to manufacture, buy, sell and generally deal in, at wholesale, infants' and children's toys, novelties and accessories, including any and all articles used or capable of being used in connection with said business or any part thereof, and in general, to carry on any business or other activity which may be lawfully carried on by a corporation organized under Chapter 156B, and Chapter 156D after July 1, 2004, of the Massachusetts General Laws (the "MGL").

      1.2 Articles of Organization and By-Laws. The Company shall take such steps as are permitted under the MGL to (a) amend the Restated Articles of Organization of the Company (the "Articles of Organization") so that the Articles of Organization of MergerCo, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization, and (b) amend the By-laws of the Company (the "By-laws") so that the By-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, by the Articles of Organization of the Surviving Corporation and by such By-laws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be "The First Years Inc." and the Articles of Organization and By-laws of the Surviving Corporation shall so provide.

      1.3 Effective Time. On the Closing Date, MergerCo and the Company shall duly execute and file articles of merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MGL. The Merger shall become effective at such time as the Articles of Merger, accompanied by payment of the filing fee (as provided in the MGL), have been examined by and received the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time").

      1.4 Closing. The closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the "Closing Date"). The Closing shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, or at such other place as agreed to by the parties hereto.


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      1.5 Directors and Officers. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation.

                                   ARTICLE II

    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

      2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

            (a) Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger.

            (b) Each share of Company Common Stock that is owned by the Company, by any wholly owned Subsidiary of the Company or by Parent, MergerCo or any other wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

            (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $18.60 per share, net to the seller in cash, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificate representing such share of Company Common Stock in accordance with the provisions of Section 3.1.

            (d) All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive for their shares of Company Common Stock, the Merger Consideration.

      2.2   Company Stock Options and Related Matters.

            (a) Each option (collectively, the "Options") granted under the 2002 Amended and Restated Stock Option Plan for Directors (the "Director Plan") or the 2002 Amended and Restated Equity Incentive Plan (the "Equity Plan,"


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      and together with the Director Plan, the "Company Stock Option Plans"), which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time, shall become fully vested as of the Effective Time or earlier in accordance with the relevant Company Stock Option Plan. At the Effective Time, upon the surrender and cancellation of the option agreement representing such Option, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. The Company shall cause all Options issued pursuant to the Director Plan to terminate and cease to be outstanding or of any force or effect immediately following the Effective Time subject only to the right of each holder of an Option to receive the cash payment to which such holder is entitled pursuant to this Section 2.2(a). The Company shall use its reasonable best efforts to take all actions, including such actions as set forth in Section 2.2(a) of the Company Disclosure Schedule, necessary to ensure that all Options issued pursuant to the Equity Plan, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled immediately following the Effective Time and thereafter be of no further force or effect.

            (b) Parent and MergerCo acknowledge that all restricted stock awards granted under the Company Stock Option Plans shall immediately vest and the restrictions associated therewith shall automatically be deemed waived as provided by the Company Stock Option Plans but in no event later than the date on which the Company's stockholders approve this Agreement.

                                   ARTICLE III

                               PAYMENT FOR SHARES

      3.1 Payment for Shares of Company Common Stock.

            (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company as shall be mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange through the Exchange Agent, the aggregate Merger Consideration as provided pursuant to
      Section 2.1(c) (the "Exchange Fund").

            (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (i) a form of letter of transmittal reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.


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            (c) Upon surrender of a Certificate for cancellation to the Exchange
      Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates.

            (d) Until surrendered in accordance with this Section 3.1, each such Certificate (other than Certificates representing shares of Company Common Stock held by Parent, MergerCo or any other wholly owned Subsidiary of Parent, in the treasury of the Company or by any wholly owned Subsidiary of the Company) shall represent solely the right to receive the Merger Consideration relating thereto. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Company Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Company Common Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            (e) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Merger, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Company Common Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto.

            (f) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates formerly representing shares of Company Common Stock presented to the Surviving Corporation or the Exchange Agent shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

            (g) None of Parent, the Surviving Corporation or the Exchange Agent or any of their respective Subsidiaries or affiliates shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable amount as


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      Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

            (i) The Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or other amounts payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local tax laws. To the extent that amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, Parent or the Surviving Corporation.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

      Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Company (the "Parent Disclosure Schedule"), Parent and MergerCo jointly and severally hereby represent and warrant to the Company as follows:

      4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and each has all requisite power and authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance by Parent and MergerCo of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Board of Directors of Parent and the Board of Directors of MergerCo and by the sole stockholder of MergerCo, and, except as set forth in
Section 4.2 of the Parent Disclosure Schedule, no other action on the part of Parent and MergerCo is necessary to authorize the execution and delivery by Parent and MergerCo of this Agreement and the consummation of the transactions


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contemplated hereby. This Agreement has been duly executed and delivered by
Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

      4.3 Consents and Approvals; No Violations. Except (1) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, and state securities or state "Blue Sky" laws, (2) for filing of the Articles of Merger and (3) as otherwise set forth in Section 4.3 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Parent or MergerCo, the consummation by Parent or MergerCo of the transactions contemplated hereby or compliance by Parent or MergerCo with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the articles of organization or bylaws of MergerCo, (b) require any filing with, notice by, or permit, authorization, consent or approval of, any state, federal, county, municipal, foreign or other government or governmental authority or by any court of competent jurisdiction (a "Governmental Entity"), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or MergerCo is a party or by which either of them or any of their respective properties or assets may be bound, or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or MergerCo or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by Parent or MergerCo of any of their obligations under this Agreement or (iii) have a Parent Material Adverse Effect.

      4.4 Required Financing. Parent and MergerCo have financing commitments in place which, if funded in accordance with their terms, either alone or with cash presently on hand, will provide sufficient funds to consummate the Merger, including, without limitation, to (a) pay the Merger Consideration pursuant to
Section 2.1(c), (b) to the extent necessary, refinance the outstanding indebtedness of the Company, (c) pay any fees and expenses in connection with the Merger or the financing thereof and (d) provide for the working capital needs of the Surviving Corporation following the Merger. Neither Parent nor MergerCo has any reason to believe that any condition to such financing commitments cannot or will not be waived or satisfied prior to the Effective Time. Parent has provided to the Company true, complete and correct copies of all financing commitment letters executed by its lenders (collectively, the "Lenders"), including any exhibits, schedules or amendments thereto (the "Financing Letters").

      4.5 Takeover Laws. Neither Parent nor MergerCo was, immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Chapter 110F of the MGL.


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      4.6 Formation and Ownership of MergerCo; No Prior Activities.

            (a) MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of MergerCo is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent's voting rights, charges and other encumbrances of any nature whatsoever.

            (b) As of the date hereof and as of the Effective Time, except for
      (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

      4.7 Financial Condition of Parent. Parent has provided to the Company true, complete and correct copies of the audited financial statements of Parent for the fiscal year ended December 31, 2003 and the unaudited financial statements of Parent for the interim period ended March 31, 2004 (collectively, the "Parent Financial Statements"). The balance sheets included in the Parent Financial Statements fairly present in all material respects the financial position of Parent as of the respective dates thereof, and each of the statements of income, retained earnings and cash flow included therein fairly present in all material respects the results of operations retained earnings or cash flow, as the case may be, of Parent for the respective fiscal periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto and subject, in the unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect).

      4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent, MergerCo or any of Parent's other Subsidiaries.

      4.9 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or MergerCo and neither Parent nor MergerCo is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent or MergerCo of any of their material obligations under this Agreement.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and MergerCo (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and MergerCo as follows:

      5.1 Existence; Good Standing; Authority; Compliance with Law.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

            (b) Each of the Company Subsidiaries listed in Section 5.4 of the Company Disclosure Schedule (the "Company Subsidiaries") is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has no other Subsidiaries other than the Company Subsidiaries.

            (c) Except as set forth in Section 5.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject (including, but not limited to, the Sarbanes-Oxley Act of 2002 ("SOX"), other Securities Laws, and the Listing Standards of the Nasdaq Stock Market, Inc.), where such violation, alone or together with all other violations, would have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Company Material Adverse Effect.

            (d) The Company has previously provided or made available to Parent true and complete copies of the Articles of Organization and By-laws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries as in effect on the date of this Agreement.

      5.2 Authorization, Validity and Effect of Agreements.

            (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of the Company Common Stock, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company. In connection with the foregoing, the Company Board has unanimously adopted and approved this Agreement and approved the transactions contemplated by this Agreement, unanimously recommended that the Company's stockholders adopt and approve this Agreement, and taken such actions and votes as are necessary on its part to render the provisions of Chapter 110F of the MGL and all other applicable takeover statutes inapplicable to this Agreement, the Voting Agreements and the Merger. In accordance with the applicable provisions of the MGL, the stockholders of the Company are not entitled to appraisal or dissenters rights in connection with transactions contemplated hereby. This Agreement, assuming due and valid authorization, execution and delivery hereof by Parent and MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

            (b) The Company Board has amended the Common Stock Rights Agreement, dated as of November 19, 2001, between the Company and EquiServe Trust Company, N.A., as Rights Agent thereunder (the "Company Rights Agreement"), prior to the execution of this Agreement so as to provide that (i) (A) neither Parent nor MergerCo will become an "Acquiring Person" and (B) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Agreement will terminate immediately prior to the Effective Time. The Company Board has taken all other action necessary so that the execution of this Agreement and the consummation of the transactions contemplated hereby does not and will not (x) cause any of the Rights to become exercisable or redeemable or (y) enable or require the Company to separate any Rights from the shares of Company Common Stock to which they are attached.

      5.3 Capitalization.

            (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and no shares of preferred stock of the Company. As of June 2, 2004, (i) 8,346,981 shares of Company Common Stock were issued and outstanding, (ii) 2,980,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company Stock Option Plans, subject to adjustment on the terms set forth in the Company Stock Option Plans, (iii) 1,325,286 Options were outstanding under the Company Stock Option Plans, and (iv) 2,614,364 shares of Company Common Stock were held in the treasury of the Company. As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

            (b) The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

            (c) Except for the Options (all of which have been issued under the Company Stock Option Plans) and the Company Rights Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 5.3(c) of the Company Disclosure Schedule sets forth a full list of the Options, including the name of the person to whom such Options have been granted, the number of shares subject to each Option, the per share exercise price for each Option, and the vesting schedule for each Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 5.3(c) have been furnished or made available to Parent.

            (d) Section 5.3(d) of the Company Disclosure Schedule sets forth a complete list of the restricted stock awards granted under the Company Stock Option Plans. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 5.3(d) have been furnished or made available to Parent.

            (e) Except as set forth in Section 5.3(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

            (f) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

            (g) Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

      5.4 Subsidiaries. Section 5.4 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate any Company Subsidiary to issue, transfer or sell any shares of its capital stock. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

      5.5 Other Interests. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any person (other than investments in short-term investment securities).

      5.6 Consents and Approvals; No Violations. Assuming the adoption and approval of this Agreement by the stockholders of the Company and except (1) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, and state securities or state "Blue Sky" laws, (2) for filing of the Articles of Merger and (3) as otherwise set forth in Section 5.6 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of the Company, (b) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (b), (c) and (d) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or
(iii) have a Company Material Adverse Effect.

      5.7 SEC Reports.

            (a) The Company has filed all required forms, reports and registration statements with the SEC since December 31, 2000 (collectively, the "Company SEC Reports"), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and normal year-end audit adjustments which would not be material in amount or effect. No Company Subsidiary is required to file any form or report with the SEC or any state securities authority. The certificates of the Chief Executive Officer and Chief Financial Officer of the Company required by Rules 13a-14 and 15d-14 of the Exchange Act or 18 U.S.C. ss.1350 (Section 906 of SOX) with respect to the Company SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Company SEC Report, as though made as of the date of this Agreement. The Company has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

            (b) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2003, including all notes thereto (the "Company Balance Sheet"), and except as set forth in Section 5.7(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except (i) the obligation to pay any transfer fee necessary to transfer and assign the Company licenses listed on Section 7.3 of the Company Disclosure Schedule,
      (ii) the obligations to pay fees and expenses to the Company's attorneys, accountants and the Company's financial advisor relating to the transactions contemplated by this Agreement and other expenses incurred in connection with the Company's exploration of strategic alternatives, (iii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2003, that, individually or in the aggregate, would not have a Company Material Adverse Effect, or (iv) as otherwise reflected in the Company SEC Reports filed prior to the date of this Agreement.

      5.8 Litigation. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.8 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

      5.9 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or set forth in Section 5.9 of the Company Disclosure Schedule, since December 31, 2003 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any redemption, purchase or other acquisition of any securities of the Company by the Company or any Company Subsidiary; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; (c) any material change in the Company's accounting principles, practices or methods; (d) any change in the financial condition, results of operations, or business of the Company or any of the Company Subsidiaries that, individually or in the aggregate, has had or would have a Company Material Adverse Effect; (e) any increase to, or establishment of, any severance plan or agreement with any officer of the Company or any Company Subsidiary; or (f) except for normal increases in the ordinary course of business consistent with past practice not exceeding $500,000 in the aggregate, any increase in any manner of the compensation or fringe benefits of any non-executive officer or employee or any payment of any benefit not required by any Employee Program or arrangement.

      5.10 Taxes. Except as set forth in Section 5.10 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (a) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (b) has paid (or had paid on their behalf) all Taxes as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the most recent audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 reflect, to the knowledge of the Company, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. To the knowledge of the Company, and except as set forth in Section 5.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

      5.11 Properties.

            (a) Section 5.11(a) of the Company Disclosure Schedule lists all real property (1) owned by the Company or any of the Company Subsidiaries or (2) leased or subleased to or by the Company or any of the Company Subsidiaries as tenant or sub-tenant, as the case may be. The Company has delivered, or made available, to Parent complete and accurate copies of the leases and subleases (each as amended to date) of the properties listed in Section 5.11(a) of the Company Disclosure Schedule. With respect to each lease and sublease of the properties listed in Section 5.11(a) of the Company Disclosure Schedule except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                  (i) the lease or sublease is a legal, valid, binding, and
            enforceable obligation of the Company or Company Subsidiary, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

                 (ii) neither the Company nor any Company Subsidiary, or to the knowledge of the Company any other party, is in breach or violation of, or default under, any such lease or sublease, and, to the knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Company or a Company Subsidiary, or to the knowledge of the Company, any other party under such lease or sublease; and

                 (iii) neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

            (b) Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties at which the Company or any Company Subsidiary conducts operations (the "Company Properties"), free and clear of all Encumbrances, and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) the matters set forth in Section 5.11(b) of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, (iii) real estate taxes, Encumbrances, and Property Restrictions disclosed on existing title policies or reports or surveys that have been provided to Parent prior to the date of the Agreement, (iv) mechanics', carriers', suppliers', workmen's or repairmen's liens and other Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of, or materially interfere with, the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business or are set forth in the Company's financial statements included in the Company SEC Reports filed prior to the date of this Agreement, and (v) with respect to leaseholds any Encumbrances on the landlord's fee interest. Except as set forth in Section 5.11(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, no written notice of any violation of any law affecting any portion of any of the Company Properties has been received by the Company or any Company Subsidiary from any Governmental Entity.

            (c) To the knowledge of the Company and except as set forth in
      Section 5.11(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets used in connection with the business of the Company as presently conducted, except for (i) Encumbrances reflected in the Company Balance Sheet, (ii) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, and (iii) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are, to the Company's knowledge, in good condition and repair, except for ordinary wear and tear, to the extent necessary to permit the Company and the Company Subsidiaries to conduct their businesses as they are presently being conducted.

      5.12 Intellectual Property. To the knowledge of the Company, the Company or the Company Subsidiaries own or are licensed to use, or otherwise have the right to use, all items of intangible property which are material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, software, patents and copyrights. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 5.12 of the Company Disclosure Schedule, there are no claims pending or, to the Company's knowledge, threatened, that the Company or any Company Subsidiary is in violation of any such intellectual property right of any third party which, individually or in the aggregate, would have a Company Material Adverse Effect, and, to the Company's knowledge, no third party is in violation of any intellectual property rights of the Company or any Company Subsidiary which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the use by the Company or any Company Subsidiary of its intellectual property does not infringe and has not infringed
(a) the intellectual property rights of any other person (other than patent rights as described in clause (b)), and (b) to the knowledge of the Company, the patent rights of any other person, nor has it, through such use, misappropriated or improperly used or disclosed any intellectual property of any other person.

      5.13 Environmental Matters. Except as disclosed in Section 5.13 of the Company Disclosure Schedule, the Company, the Company Subsidiaries and the Company Properties are in compliance with all Environmental Laws, except for any noncompliance that, either individually or in the aggregate, would not have a Company Material Adverse Effect. There is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company, any Company Subsidiary or any of the Company Properties under any Environmental Law. Except as disclosed in Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as disclosed in Section 5.13 of the Company Disclosure Schedule, the Company has no knowledge of the presence of or any release on any of the Company Properties of Hazardous Materials, except in compliance with all Environmental Laws, and, except as disclosed in Section 5.13 of the Company Disclosure Schedule and to the Company's knowledge, there is no Hazardous Materials treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, asbestos, mold or PCB's, as those terms are defined under the Environmental Laws, located at any of the Company Properties or any real property owned or leased by any predecessor entity or facilities utilized by the Company or the Company Subsidiaries.

      5.14 Employee Benefit Plans.

            (a) Section 5.14(a) of the Company Disclosure Schedule sets forth a list of every employee benefit plan, within the meaning of ERISA Section 3(3) and any other bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, and whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents ("Employee Programs"), currently maintained by, sponsored by or contributed to by the Company or any ERISA Affiliate. Each Employee Program maintained by the Company or any ERISA Affiliate and which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding its qualification thereunder.

            (b) With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

            (c) Each Employee Program has been administered in accordance with the applicable plan documents and the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA. The Company or an ERISA Affiliate, as applicable, has made all contributions required to be made by the terms of any Employee Program or applicable law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (d) Except as set forth in Section 5.14(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any present or former director, officer, or employee of the Company or any ERISA Affiliate to any excess parachute payments (within the meaning of Section 280G of the Code).

            (e) For purposes of this Section 5.14:

                  (i) An entity is an "ERISA Affiliate" of the Company for
            purposes of this Section 5.14 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

                  (ii) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

      5.15 Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business, except for any such proceeding which would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

      5.16 No Brokers Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent or MergerCo to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained Goldman, Sachs & Co., as its financial advisor, in connection with the Merger.

      5.17 Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

      5.18 Vote Required. The affirmative vote of the holders of two-thirds of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt and approve this Agreement and consummate the transactions contemplated by this Agreement.

      5.19 Material Contracts. Except as set forth in Section 5.19 of the Company Disclosure Schedule, the Company SEC Reports list all Material Contracts of the Company, and except as set forth in Section 5.19 of the Company Disclosure Schedule or in the Company SEC Reports, to the knowledge of the Company, each Material Contract is valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity, and there are no defaults thereunder, except those defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

      5.20 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). There is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

      5.21 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article V, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company, notwithstanding the delivery or disclosure to Parent or its affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

      5.22 Definition of the Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 5.22 of the Company Disclosure Schedule.

                                 ARTICLE VI

            CONDUCT OF BUSINESS PENDING THE MERGER

      6.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue and perform under existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 6.1 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing):

            (a) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, except for dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company;

            (b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms), or redeem, purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion, or other rights to acquire any shares of its capital stock or any such securities or obligations (other than the delivery of previously owned shares in connection with the exercise of Options outstanding on the date of this Agreement or the forfeiture of shares of restricted stock in accordance with the terms of the applicable agreement);

            (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practice (whether by asset acquisition, stock acquisition or otherwise);

            (d) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, except, in each case, in the ordinary course of business consistent with past practice pursuant to credit facilities in existence on the date hereof;

            (e) except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

            (f) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and MergerCo prior to any such change);

            (g) except as required by law, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

            (h) adopt any amendments to the Articles of Organization, the By-laws or the Company Rights Agreement, except as expressly provided by the terms of this Agreement;

            (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

            (j) settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $500,000, individually or $1,000,000 in the aggregate, for all such litigation or other disputes;

            (k) amend any term of any outstanding security of the Company or any Company Subsidiary;

            (l) modify or amend any Material Contract to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract;

            (m) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice not to exceed $3,500,000 in the aggregate; or

            (n) enter into an agreement to take any of the foregoing actions.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

     7.1   Stockholders Meeting.

            (a) The Company, acting through the Company Board, shall, in accordance with applicable law:

                 (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purpose of considering and taking action upon this Agreement, and the Company shall use its reasonable best efforts to hold the Special Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC;

                 (ii) as promptly as practicable, prepare and file with the SEC a preliminary proxy statement relating to this Agreement and the Merger;

                  (iii) use its reasonable best efforts to (A) obtain and
            furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance from the SEC, and (B) obtain the necessary approval of this Agreement by its stockholders; and

                  (iv) subject to the fiduciary duties of the Company Board as provided in Section 7.5, include in the Proxy Statement the unanimous recommendation of the Company Board that stockholders of the Company vote in favor of the adoption and approval of this Agreement.

            (b) Parent and MergerCo shall provide to the Company any information for inclusion in the Proxy Statement which may be required under applicable law and which is reasonably requested by the Company. Each of the Company, on the one hand, and Parent and MergerCo, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if, and to the extent that, such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

            (c) The Company hereby represents and warrants that the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to information concerning Parent or MergerCo included in the Proxy Statement or information supplied by Parent or MergerCo for inclusion in the Proxy Statement.

            (d) Parent and MergerCo jointly and severally hereby represent and warrant that the information supplied or to be supplied by Parent or MergerCo for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to Parent or MergerCo or other information supplied by Parent or MergerCo for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and MergerCo make no representation, warranty or covenant with respect to information concerning the Company included in the Proxy Statement or information supplied by the Company for inclusion in the Proxy Statement.

      7.2 Other Filings. As soon as practicable following the date of this Agreement, the Company, Parent and MergerCo each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (including filings, if any, required under the HSR Act) (collectively, the "Other Filings"). Each of the Company, Parent and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and MergerCo each shall promptly obtain and furnish the other
(a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event within ten (10) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.2 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In addition, Parent and MergerCo hereby covenant and agree to use their respective reasonable best efforts to secure termination of any waiting periods any other applicable law and to obtain the approval of the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "DOJ") or any other Governmental Entity, as applicable, for the Merger and the other transactions contemplated hereby, including, without limitation, promptly entering into a consent decree or other arrangement with the FTC, DOJ or other Governmental Entity as may be necessary to secure termination of such waiting periods or obtain such approval. Parent and MergerCo shall take all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any of its Subsidiaries) and (z) otherwise taking or committing to take actions that limit Parent or its Subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Merger. The Company shall take such of the foregoing actions as Parent may request; provided that any such action is conditioned upon the consummation of the Merger.

      7.3   Additional Agreements.

            (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger. In connection with the foregoing, the Company agrees to use its reasonable best efforts to enter into the contracts listed in Section 7.3(i) of the Company Disclosure Schedule on terms reasonably satisfactory to Parent. The parties hereto acknowledge and agree that the Company shall pay any transfer fee necessary to transfer and assign the Company's licenses listed on Section 7.3(ii) of the Company Disclosure Schedule.

            (b) Promptly following the date of this Agreement, Parent shall engage a national accounting firm or other reputable consultant to assist Parent with the review, documentation and testing of the internal control over financial reporting of the Company and the Company Subsidiaries for the purpose of preparing the compliance by the Company after the Effective Time with the reporting and attestation requirements of Item 308 of SEC Regulation S-K. In connection with the foregoing, the Company shall cooperate and work in good faith with Parent and its consultant and use its reasonable best efforts to complete all documentation and testing of internal control over financial reporting of the Company and the Company Subsidiaries reasonably requested by Parent prior to the Effective Time.

      7.4 Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

      7.5 No Solicitations.

            (a) Immediately after the execution of this Agreement, the Company will terminate and cease any discussions or negotiations with any parties relating to an Acquisition Proposal. Neither the Company, nor any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, shall, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of this Agreement by the stockholders of the Company, if the Company receives a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.5(a), the Company may furnish non-public information with respect to the Company and the Company Subsidiaries to the person who made such Acquisition Proposal (a "Third Party") and may participate in discussions regarding such Acquisition Proposal if (A) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, and (B) the Company Board determines that such Acquisition

      Proposal is reasonably likely to lead to a Superior Proposal. The Company shall promptly notify (but in any event within one (1) business day) Parent of the Company's first receipt of a written Acquisition Proposal by such Third Party and of the material terms and conditions thereof. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to Parent or MergerCo the identity of the Third Party making any Acquisition Proposal and, except as provided in Sections 7.5(b) and 9.1(c)(i), shall have no duty to notify or update Parent or MergerCo on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Third Party.

            (b) Subject to Section 9.1(d)(ii) and prior to the approval of this Agreement by the stockholders of the Company, the Company Board may not
      (i) withdraw or modify in a manner material and adverse to Parent or MergerCo its approval or recommendation of this Agreement, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, unless, in each such case, in the event a Superior Proposal is made, the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law. In the event that the Company Board makes such determination, the Company may enter into an agreement with respect to a Superior Proposal, but only forty-eight (48) hours after Parent's receipt of written notice (A) advising Parent that the Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section 9.1(c)(i) of this Agreement and (B) setting forth such other information required to be included therein as provided in Section 9.1(c)(i).

            (c) Nothing contained in this Section 7.5 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

      7.6 Officers' and Directors' Indemnification.

            (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving Corporation, shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

            (b) Parent and MergerCo agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Company Subsidiaries provided for in the respective charters or by-laws or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six
      (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors as listed in Section 7.6(b) of the Company Disclosure Schedule.

            (c) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than

      $750,000 (the "Premium Limit"). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

            (d) The obligations under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.6 applies shall be third party beneficiaries of this Section 7.6 and shall be entitled to enforce the covenants contained herein).

            (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.6.

      7.7 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent access upon reasonable notice and at reasonable times without undue interruption to (a) their properties, books, records and contracts; provided, however, that Parent shall obtain the Company's consent, which consent shall not be unreasonably withheld, prior to any visit to any Company property, and (b) the officers and key employees of the Company and the Company Subsidiaries; provided, however, that Parent shall obtain the Company's consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request to the extent such data or information is reasonably available, including, but not limited to, information regarding the Company's internal control over financial reporting and disclosure controls and procedures. Prior to the Effective Time, Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated January 27, 2004 (the "Confidentiality Agreement").

      7.8 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Merger contemplated hereby no later than

(a) the close of trading on the Nasdaq National Market on the date this Agreement is signed, if such signing occurs during a Business Day or (b) the opening of trading on the Nasdaq National Market on the Business Day following the date on which this Agreement is signed, if such signing does not occur during a Business Day.

      7.9 Employee Benefit Arrangements.

            (a) On and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all severance obligations of the Company or any Company Subsidiary listed in
      Section 7.9 of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay on the Closing Date to the applicable officers and employees listed in said Section of the Company Disclosure Schedule, any amounts with respect to such severance obligations that are payable by their terms upon consummation of the Merger, at the Effective Time or on the Closing Date. Parent also agrees to fully vest all benefits of participants in The First Years Inc. and its Affiliates Pension Plan whose employment is terminated by Parent or the Surviving Corporation without "cause" or by such participant for "good reason" within twenty-four (24) months following the Closing Date, without regard to any vesting schedules set forth in such plan (as such terms are defined in Section 7.9 of the Company Disclosure Schedule).

            (b) Until December 31, 2004 or such later time as Parent shall determine (the "Transition Period"), Parent shall cause, and cause the Surviving Corporation to, continue the participation of employees of the Surviving Corporation and the Company Subsidiaries who remain employed after the Effective Time (the "Company Employees") in the Employee Programs (other than deferred compensation plans or stock option plans) on the same terms as those currently in effect. As of the end of the Transition Period, the Company Employees shall be permitted to participate in the employee benefit plans of Parent and its Subsidiaries on the same terms as similarly situated employees of Parent and its Subsidiaries, and Parent may terminate any of the Company employee benefit plans or merge any of the Company employee benefit plans with Parent's employee benefit plans as Parent deems appropriate. Parent shall cause the applicable benefit plans to treat the service of Company Employees with the Company or the Company Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a "new" employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company's or any of the Company Subsidiaries' health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation. Parent shall, and shall cause the Surviving Corporation, to make appropriate arrangements with its insurance carrier(s) to ensure such results.

            (c) After the Closing, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company's deferred compensation plans, supplemental retirement plans, management incentive plans and long-range incentive plans. Except as is otherwise required by the existing terms of the written employment and severance agreements to which the Company is presently a party and listed in Section 7.9 of the Company Disclosure Schedule, future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Corporation or Parent.

      7.10 Required Financing. Each of Parent and MergerCo hereby agrees to use its reasonable best efforts to arrange the financing in respect of the Merger and to satisfy the conditions set forth in the Financing Letters. Parent will provide the Company any amendments to the Financing Letters as promptly as possible (but in any event within twenty-four (24) hours). Parent and MergerCo shall keep the Company informed of the status of their financing arrangements for the Merger, including providing written notification to the Company as promptly as possible (but in any event within forty-eight (48) hours) with respect to (a) any indication that any of the Lenders may be unable to provide the financing as contemplated by the Financing Letters, (b) the ability of Parent or MergerCo to satisfy any of the conditions set forth in the Financing Letters, and (c) any adverse developments relating to the financing contemplated by the Financing Letters. Parent shall provide written notice to the Company within twenty-four (24) hours if any Lender has indicated to Parent or MergerCo that such Lender will be unable to provide the financing contemplated by the applicable Financing Letter or if any other event occurs which is reasonably likely to prevent or materially delay Parent or MergerCo from obtaining the proposed financing with respect to the Merger (a "Parent Financing Notice"). In the event Parent and MergerCo are unable to arrange any portion of such financing in the manner or from the sources contemplated by the Financing Letters, Parent and MergerCo shall use its reasonable best efforts to arrange any such portion from alternative sources on substantially the same terms and with substantially the same conditions as the portion of the financing that Parent and MergerCo were unable to arrange.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

      8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of the stockholders of the Company as required by the MGL, the Articles of Organization and the By-Laws.

            (b) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (c) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger set forth on Schedule 8.1(c) of this Agreement shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

            (d) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger.

      8.2 Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

            (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

            (b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

            (c) Consents, Etc. Any consent, authorization, order or approval of (or filing or registration with) any third party identified in Section 8.2(c) of the Company Disclosure Schedule shall have been obtained, and
      (i) no Distribution Date (as defined therein) shall have occurred under the Company Rights Agreement and (ii) in the event a Stock Acquisition Date (as defined therein) shall have occurred under the Company Rights Agreement, the Company Rights Agreement shall have been amended to terminate the right of any holder of the Rights to acquire shares of Parent's common stock after the Effective Time.

            (d) No Company Material Adverse Effect. Since the date of the Agreement, there shall not have been, individually or in the aggregate, any Company Material Adverse Effect, and no effect, event or change shall have occurred that, individually or in the aggregate, may reasonably be expected to have any Company Material Adverse Effect.

            (e) Clerk's Certificate. The Company shall have delivered a certificate of the Clerk of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of the officers of the Company executing documents executed and delivered in connection herewith,

      (ii) the copies of the Articles of Organization and By-Laws, each as in effect from the date of this Agreement until the Closing Date, and (iii) a copy of the votes of the Company Board authorizing and approving the applicable matters contemplated hereunder.

            (f) No Financing Material Adverse Change. Since the date of the Agreement, there shall not have been any Financing Material Adverse Change.

      8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

            (a) Representations and Warranties. Those representations and warranties of Parent and MergerCo set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of Parent and MergerCo set forth in this Agreement which are not so qualified shall be true and correct as of the Effective Time as though made at the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and MergerCo by the Chief Executive Officer or Chief Financial Officer of the Parent, dated the Closing Date, to the foregoing effect.

            (b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and MergerCo by the Chief Executive Officer or Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

            (a) by the mutual written consent of Parent, MergerCo and the Company;

            (b) by either of the Company, on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:

                  (i) if the approval of the stockholders of the Company
            required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required approval at the Special Meeting;

                  (ii) if any Governmental Entity of competent jurisdiction
            shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

                  (iii) if the consummation of the Merger shall not have
            occurred on or before March 3, 2005; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

            (c) by the Company:

                  (i) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.5; provided, however, that prior to terminating this Agreement pursuant to this
            Section 9.1(c)(i), the Company shall have provided Parent with forty-eight (48) hours prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

                  (ii) if Parent or MergerCo shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Sections 8.3(a) or 8.3(b) and which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or MergerCo; or

                  (iii) following receipt by the Company of a Parent Financing
            Notice.

           (d) by Parent or MergerCo:

                  (i) if the Company shall have breached in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Sections 8.2(a) or 8.2(b) and which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company; or

                  (ii) if the Company Board shall (A) fail to include a
            recommendation in the Proxy Statement of this Agreement, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to

            Parent or MergerCo, the approval or recommendation by the Company Board of this Agreement, (C) approve or recommend, or propose or announce any intention to approve or recommend, any Acquisition Proposal (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Proposal; or (D) takes any action prohibited by
            Section 7.5.

      9.2 Effect of Termination.

                  (a) Subject to Section 9.2(b), in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners, managers, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 7.4, 7.7, 7.8, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement. If termination of this Agreement shall have been caused by the willful breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for such breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify and reimburse the other party for all of its reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

                  (b) If this Agreement is terminated (i) by the Company
            pursuant to Section 9.1(c)(i), (ii) by Parent or MergerCo pursuant to Section 9.1(d)(ii)(C), (iii) by Parent or MergerCo pursuant to
            Section 9.1(d)(ii)(A), (B) or (D) and the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated within six (6) months after the termination of this Agreement, or (iv) pursuant to Section 9.1(b)(i) after the public announcement of an Acquisition Proposal and the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated within six (6) months after the termination of this Agreement, then the Company shall pay to Parent an amount in cash equal to $6,450,000 (the "Liquidated Amount"). Payment of the Liquidated Amount required by this Section 9.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds
            (A) concurrently with a termination of this Agreement by the Company under Section 9.1(c)(i), (B) within three (3) Business Days after the date of termination of this Agreement by Parent or MergerCo under Section 9.1(d)(ii)(C) or (C) within three (3) Business Days after the Company enters into a definitive agreement with respect to an Acquisition Proposal in the case of clauses (iii) or (iv) above.

                  (c) Notwithstanding anything to the contrary in this
            Agreement, Parent and MergerCo hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) in circumstances where the Liquidated Amount is payable in accordance with Section 9.2(b), the payment of the Liquidated Amount shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or MergerCo would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and MergerCo. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) in circumstances where the Liquidated Amount is payable in accordance with Section 9.2(b), the rights to payment under Section 9.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(b), Parent and MergerCo hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) in circumstances where the Liquidated Amount is payable in accordance with Section 9.2(b), in no event shall Parent or MergerCo (A) seek to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, and (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

                  9.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and MergerCo; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

                  9.4 Extension; Waiver. At any time prior to the Effective
            Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                    ARTICLE X

                               GENERAL PROVISIONS

      10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

            (a)   if to Parent or MergerCo:

                  RC2 Corporation
                  1111 West 22nd Street, Suite 320
                  Oak Brook, Illinois 60523
                  Attn: Curtis W. Stoelting
                        Facsimile: (630) 573-7578

                  with a copy to:

                  Reinhart Boerner Van Deuren S.C.
                  1000 North Water Street, Suite 2100,
                  Milwaukee, Wisconsin 53202
                  Attn: James M. Bedore
                        Facsimile: (414) 298-8097

            (b)   if to the Company:

                  The First Years Inc.
                  One Kiddie Drive
                  Avon, Massachusetts 02322-1171
                  Attn: Ronald J. Sidman
                        Facsimile: (508) 588-4583

                  with a copy to:

                  Goodwin Procter LLP
                  Exchange Place
                  Boston, Massachusetts 02109
                  Attn: Stuart M. Cable, P.C.
                        Joseph L. Johnson III
                        Facsimile: (617) 523-1231

      10.2 Certain Definitions. For purposes of this Agreement, the term:

      "Acquisition Proposal" shall mean any (a) merger, consolidation or similar transaction involving the Company, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries in a single transaction or series of transactions, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of Company Common Stock, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company, (f) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the Company, (g) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (h) any proposal or plan by any person to do any of the foregoing; provided, however, that the term "Acquisition Proposal" shall not include the Merger or the other transactions contemplated by this Agreement.

      "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

      "Business Day" shall mean any day other than a day on which the SEC shall be closed.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Material Adverse Effect" means, with respect to the Company, an effect, event or change which has a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business; provided that such changes do not affect the Company and the Company Subsidiaries in a materially disproportionate manner, (b) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees, and the taking of any actions set forth in Section 10.2 of the Company Disclosure Schedule, or (c) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement.

      "Encumbrance" means any claim, lien (statutory or otherwise), hypothecation, pledge, security interest, mortgage, deed of trust or other encumbrance.

      "Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order and any enforceable and binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the indoor or outdoor environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or contamination.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Financing Material Adverse Change" shall mean any material disruption in the banking and capital markets which has caused either Lender to withdraw its commitment to provide financing as contemplated by the Financing Letters, and resulted in Parent being unable to obtain alternative financing to the extent contemplated by Section 7.10 hereof to pay the Merger Consideration.

      "GAAP" means generally accepted accounting principles as applied in the United States.

      "Hazardous Materials" means any "hazardous waste" as defined in any Environmental Laws, any "hazardous substances" or "pollutant" or "contaminant" as defined in any Environmental Laws and, to the extent not included in the foregoing, any medical waste, asbestos, asbestos-containing materials, mold, fungi, petroleum, oil or fractions thereof.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

       "IRS" means the United States Internal Revenue Service.

      "Material Contracts" shall mean: (a) all contracts, agreements or understandings with customers of the Company and Company Subsidiaries in the last fiscal year where each customers' contracts, agreements or understandings in the aggregate account for more than 10% of the Company's annual revenues; (b) all acquisition, merger, asset purchase or sale agreements entered into by the Company or Company Subsidiary in the last two fiscal years with a transaction value in excess of 10% of the Company's consolidated annual revenues; (c) all contracts, agreements or understandings to which the Company or any Company Subsidiary is a party or is bound relating to any indebtedness for borrowed money, guarantees of any indebtedness, debt securities, loans, advances or capital contributions, or mortgages, in each case in an amount greater than $100,000, or (d) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

      "Nasdaq National Market" means the National Market System of the National Association of Securities Dealers Automated Quotation System.

      "Parent Material Adverse Effect" means, with respect to Parent, an effect, event or change which has a material adverse effect on the ability of Parent to obtain the financing necessary to satisfy any of Parent's or MergerCo's obligations arising under or arising out of this Agreement.

      "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

      "Superior Proposal" means an Acquisition Proposal that is more favorable to the stockholders of the Company than the Merger from a financial point of view than the transactions contemplated by this Agreement (taking into account all of the terms and conditions of such Acquisition Proposal, including any conditions to consummation and the likelihood of such Acquisition Proposal being consummated).

      "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority, domestic or foreign, in connection with Taxes.

      "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, worker's compensation, unemployment compensation or net worth taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and duties, tariffs and similar charges.

      10.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

            "Agreement"                         Preamble

            "Articles of Merger"                Section 1.3

            "Articles of Organization"          Section 1.2

            "By-laws"                           Section 1.2

            "Certificates"                      Section 3.1(b)

            "Claim"                             Section 7.6(b)

            "Closing"                           Section 1.4

            "Closing Date"                      Section 1.4

            "Commitment"                        Section 5.9

            "Company"                           Preamble

            "Company Balance Sheet"             Section 5.7(b)

            "Company Board"                     Recitals

            "Company Common Stock"              Recitals

            "Company Disclosure Schedule"       Article V

            "Company Employees"                 Section 7.9(b)

            "Company Properties"                Section 5.11(b)

            "Company Rights Agreement"          Section 5.2(b)

            "Company SEC Reports"               Section 5.7

            "Company Stock Option Plans"        Section 2.2(a)

            "Company Subsidiaries"              Section 5.1(b)

            "Confidentiality Agreement"         Section 7.7

            "Director Plan"                     Section 2.2(a)

            "DOJ"                               Section 7.2

            "Effective Time"                    Section 1.3

            "Employee Programs"                 Section 5.14(a)

            "Encumbrances"                      Section 5.11(c)

            "Equity Plan"                       Section 2.2(a)

            "Exchange Agent"                    Section 3.1(a)

            "Exchange Fund"                     Section 3.1(a)

            "FTC"                               Section 7.2

            "Financing Letters"                 Section 4.4

            "Governmental Entity"               Section 4.3

            "Indemnified Parties"               Section 7.6(a)

            "Lenders"                           Section 4.4

            "Liquidated Amount"                 Section 9.2(b)

            "MBCA"                              Recitals

            "MBCL"                              Recitals

            "MGL"                               Section 1.1

            "Massachusetts Courts"              Section 10.9

            "Merger"                            Recitals

            "Merger Consideration"              Section 2.1(c)

            "MergerCo"                          Preamble

            "Options"                           Section 2.2(a)

            "Other Filings"                     Section 7.2

            "Parent"                            Preamble

            "Parent Disclosure Schedule"        Article IV

            "Parent Financial Statements"       Section 4.7

            "Parent Financing Notice"           Section 7.10

            "Premium Limit"                     Section 7.6(c)

            "Property Restrictions"             Section 5.11(b)

            "Proxy Statement"                   Section 7.1(a)

            "Rights"                            Recitals

            "SOX"                               Section 5.1(c)

            "Securities Laws"                   Section 5.7

            "Special Meeting"                   Section 7.1(a)

            "Surviving Corporation"             Section 1.1

            "Third Party"                       Section 7.5(a)

            "Transition Period"                 Section 7.9(b)

            "Voting Agreements"                 Recitals

            "Voting Agreement Stockholders"     Recitals

      10.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Sections 7.6 and 7.9 and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

      10.6 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Voting Agreements, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Sections 7.6 and 7.9 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Massachusetts Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

      10.7 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

      10.8 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

      10.9 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts (the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, each of Parent and MergerCo does hereby appoint CT Corporation, 2 Oliver Street, Boston, Massachusetts 02109, as such agent.

      10.10 Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

      10.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board has approved, for purposes of Chapter 110F of the MGL and any applicable provision of the Articles of Organization, the terms of this Agreement, and (b) this Agreement is executed by the parties hereto.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.


      RC2 CORPORATION


      By: /s/ Curtis W. Stoelting
          ------------------------------
          Name: Curtis W. Stoelting
          Title: Chief Executive Officer


      RBVD ACQUISITION CORP.


      By: /s/ Curtis W. Stoelting
          ------------------------------
          Name: Curtis W. Stoelting
          Title: President


      By: /s/ Curtis W. Stoelting
          ------------------------------
          Name: Curtis W. Stoelting
          Title: Treasurer


      THE FIRST YEARS INC.


      By: /s/ Ronald J. Sidman
          ------------------------------
          Name: Ronald J. Sidman
          Title: President


      By: /s/ John R. Beals
          ------------------------------
          Name: John R. Beals
          Title: Treasurer